Exhibit 99.3

May 22, 2015

As one of our valued suppliers, I wanted to share some exciting news about the Company with you. I’m pleased to announce that we have reached an agreement to sell the Company to a subsidiary of NRD Partners I, L.P. (“NRD”). The sale will include all 95 owned and operated Frisch’s restaurants and our licensing agreements with all 26 franchise locations. We believe NRD will bring excellent ideas on how to grow the Company.

I’m sure you’re wondering what this transaction means for our suppliers. We took great care to ensure that this transaction would be as seamless for you as possible. All supply agreements remain in place and unchanged. Should you have any questions, please contact your Company representative.

NRD understands and values our business and has the financial resources and vision necessary to foster the Company’s continued growth and success. The principals at NRD have been involved in the restaurant business since 1996 and have been one of the top 200 franchise operators in the U.S. with several high-profile brands including: Popeyes® Louisiana Kitchen, Subway®, KFC®, Taco Bell®, and more.

As with any public company transaction, there are legal and regulatory requirements we need to fulfill before the transaction can be finalized, including obtaining the approval of our shareholders. I know the entire NRD team is excited about this transaction and will be eager to share their vision for Frisch’s.

On behalf of the entire management team and the Frisch and Maier families, I’d like to thank you for your years of support and partnership.

Sincerely,

Craig F. Maier

President and Chief Executive Officer of Frisch’s Restaurants, Inc.